EXHIBIT 99.1

LASER Mortgage Management, Inc.
Board of Directors Unanimously Approves
Liquidation and Dissolution of the Company

          New York, New York, April 25, 2001. LASER Mortgage Management, Inc. (NYSE:LMM) announced today that its Board of Directors unanimously approved the liquidation and dissolution of the Company. The Company expects that a plan of liquidation and dissolution will be submitted to shareholders for approval at the annual meeting scheduled to be held during the next three months. As presently envisioned, the plan of liquidation and dissolution would provide for an initial cash distribution, after obtaining approval of the Delaware Court of Chancery, of approximately $3.00 per share, with additional cash distributions resulting from the disposition of the Company’s remaining assets expected to occur within the following three years, after providing for expenses.

          Mariner Mortgage Management, L.L.C. (“Mariner”) will continue to serve as the Company’s manager pursuant to the existing management agreement. The term of the management agreement ends on November 1, 2001, however, the Company has the right to terminate the management agreement with 30 days’ notice and Mariner has the right to terminate the management agreement with 90 days’ notice without cause or penalty. The Board of Directors’ adoption of the resolutions approving the liquidation and dissolution of the Company triggered the payment of a fee based on the Company’s stock price to Mariner under the management agreement, which the Company expects to be approximately $1.2 million. Mariner will continue to receive its base fee under the management agreement of $50,000 a month until the management agreement ends or is terminated.

          LASER Mortgage Management, Inc. is a specialty finance company investing primarily in mortgage-backed securities and mortgage loans. The Company has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended. As of March 31, 2001, the Company estimates that its net asset value per share, after an accrual for the fee payable to Mariner, was within the range of approximately $4.35 to $4.40.

          “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding LASER Mortgage Management, Inc.’ s business which are not historical facts are “forward-looking” statements that involve risk and uncertainties.

Date	April 25, 2001

Contact:	LASER Mortgage Management, Inc. Mr. Charles R. Howe II Chief Financial Officer 212-758-2024